Exhibit 99.1

For Immediate Release

PostRock Reports Third Quarter Results

OKLAHOMA CITY – November 7, 2012 – PostRock Energy Corporation (NASDAQ: PSTR) today announced its third quarter 2012 results. As previously announced, PostRock completed the sale of its interstate pipeline business on September 28, 2012. Accordingly, the interstate business has now been classified as a discontinued operation.

Natural gas revenue fell 42.7% from the prior-year period to $10.8 million. The decline was caused by a 34.4% drop in realized gas prices to $2.69 per Mcf and a 12.7% decline in gas production to 43.8 MMcf per day. The decline in gas production is the result of suspended gas development during the low gas price environment in 2012. All development efforts have been redirected to oil projects. Oil revenue increased 34.9% from the prior-year period to $2.2 million. The increase was caused by a 5.1% increase in realized oil prices to $89.15 per Bbl and a 28.4% increase in production to 272 Bbls per day. During September 2012, net production averaged 307 Bbls per day. Gathering revenue fell by 53.3% to $646,000. The majority of the decline resulted from the royalty settlement, however, $144,000 resulted from the Company’s production decline and $111,000 resulted from third party volumes and pricing.

Realized hedging gains decreased 63.3% from the prior-year period to $2.7 million. The decrease was primarily the result of the monetization and re-pricing of our July and August NYMEX gas swap contracts in April 2012.

Production costs, consisting of lease operating expenses, gathering costs and production taxes, totaled $9.9 million, a 16.3% decrease from the prior-year period. Primarily as a result of field optimization projects, labor costs decreased $727,000, vehicle and equipment costs decreased $371,000, repair and maintenance costs decreased $512,000, gathering costs fell $153,000 and various other expenses decreased $106,000. In addition, we saw a $732,000 reduction in production taxes driven by the decline in pricing and production. These reductions were partly offset by a decline of $672,000 in capitalized costs. In total, production costs were $2.38 an Mcfe, a 5.2% decrease from the prior-year quarter.

General and administrative expenses totaled $3.5 million, an 11.6% decrease from the prior-year period. During the 2011 period, a $757,000 charge was recorded for the closure of our Houston office. During the 2012 period, a $435,000 severance charge was recorded for the restructuring of our Oklahoma City office. Excluding these charges, general and administrative expenses were $135,000, or 4.2% lower than the prior-year period. The decrease was primarily due to reduced wages and bonuses of $373,000, lower legal, accounting and audit fees of approximately $278,000 and a reduction in other categories totaling $59,000. Partially offsetting these reductions was higher stock compensation expense of $575,000 as a result of the forfeiture of unvested grants in the prior-year period.

Each quarter, PostRock is required to assess the recoverability of the carrying value of its oil and gas properties against their present value utilizing a first-of-the-month twelve-month average price for oil and natural gas. Driven by a 30.7% decrease in third quarter prices compared to the prior-year period, the twelve-month average natural gas price decreased significantly. This resulted in the carrying value of PostRock’s oil and natural gas properties exceeding the present value under the prescribed methodology. As a result, an impairment of oil and gas properties of $4.3 million was recognized in the current period.

Natural gas prices during the fourth quarter of 2011 averaged $3.63 per MMBtu. To date, prices in the fourth quarter of 2012 have averaged $3.30 per MMBtu. Absent an increase in natural gas prices, another impairment may be recognized at year-end.

Due to further declines in the unit price of Constellation Energy Partners in the quarter, the Company recorded a mark-to-market loss of $2.1 million.

Hedges

In April, PostRock re-priced its June, July and August NYMEX gas swap contracts. In May, the June contract was rolled into 2016 hedges. Since these transactions, the new contracts have experienced $1.8 million in losses. Of this amount, $514,000 was paid in July, $617,000 was paid in August and $683,000 represents the current unrealized loss on the 2016 hedges. On November 5th, PostRock monetized its NYMEX gas swap contracts held between July 2013 and December 2013 for $14.8 million. Proceeds were used to reduce debt.

PostRock still holds hedges covering 30 MMcf a day of gas for December 2012 at an average price of $6.82 per Mcf and 25 MMcf a day during the first six months of 2013 at an average price of $6.71 per Mcf. PostRock also holds Southern Star Basis Swaps covering 25 MMcf a day for the last six months of 2013 at an average price of ($0.75) per Mcf. The following table summarizes the Company’s position at September 30, 2012 after giving effect to the November 5th monetization.

	Oct. - Dec. 2012	2013	2014	2015	2016
Natural Gas Hedges
Southern Star Gas Swaps
Volume (MMBtu)	500,001	—	—	—	—
Weighted Average Price (MMBtu)	$6.80	—	—	—	—
NYMEX Gas Swaps
Volume (MMBtu)	2,262,295	4,463,015	—	—	1,047,000
Weighted Average Price (MMBtu)	$7.31	$7.37	—	—	$4.00
Southern Star Basis Swaps
Volume (MMBtu)	2,262,295	9,000,003	—	—	—
Weighted Average Price (MMBtu)	($0.71)	($0.71)	—	—	—
Oil Hedges
NYMEX Oil Swaps
Volume (Bbls)	16,671	65,892	61,680	58,164	53,892
Weighted Average Price (Bbl)	$93.86	$101.70	$97.00	$93.40	$91.10

Debt

At September 30, 2012, including $1.4 million of letters of credit, PostRock had $104.3 million utilized on its revolving credit facility, a decrease of $64.5 million from the second quarter of 2012. The reduction was funded with proceeds from the KPC sale and a $12 million investment by White Deer Energy in August. Since the end of the quarter, debt has been reduced an additional $16.5 million resulting in total utilization of $87.8 million at November 7, 2012. The reduction was primarily due to monetizing certain 2013 hedges.

In connection with the borrowing base redetermination based on June 30, 2012 reserves, PostRock expects that on November 9, 2012 the borrowing base will be reduced to $98 million. The Company is no longer subject to monthly amortization payments or additional interest on amounts outstanding. The Company recently selected a bank to lead a new borrowing base facility. If successful, this will permit the full refinancing of PostRock’s existing bank facility. Given current gas prices, the Company does not anticipate having meaningful liquidity for some time unless it completes the refinancing. Working capital needs and capital expenditures are expected to be funded with cash flow from operations.

At September 30, 2012, PostRock elected to pay-in-kind the quarterly dividend to White Deer which increased the liquidation value of Series A Preferred Stock outstanding by $2.3 million to $82.3 million. White Deer also received 1.4 million additional warrants with a weighted average strike price of $1.72 a share. In total White Deer holds 28.1 million warrants exercisable at an average price of $2.93 a share and 5.3 million common shares.

	December 31, 2011	September 30, 2012
	(in thousands)
Cash and equivalents	$349	$162

Long-term debt (including current maturities)
Borrowing base facility	$190,000	$102,855
Secured pipeline loan	3,000	—

Total	$193,000	$102,855

Redeemable preferred stock	$56,736	$66,613
Stockholders’ equity (deficit)	7,810	(17,247)

Total capitalization	$257,546	$152,221

Significant Events

On August 1, 2012, White Deer invested a further $12 million in PostRock equity, comprised of 50% common and 50% preferred stock. White Deer acquired 3,076,923 shares of common stock at a price of $1.95 per share and $6 million of 12% cumulative redeemable preferred stock and received 3,076,923 warrants to purchase common stock at a price of $1.95 a share. Proceeds from the investment were used to reduce debt and provide working capital. Simultaneously, White Deer extended the period during which PostRock may pay-in-kind the dividends on all preferred stock held by White Deer by eighteen months to December 2014.

On September 28, 2012, PostRock KPC Pipeline, LLC was sold to MV Pipelines, LLC for a price of $53.5 million. After a working capital adjustment, $52.9 million in cash was received. An additional

$500,000 is in escrow pending cleanup of a former KPC site. These funds should be released in February 2013. After $2.0 million in transaction costs related to retention benefits, professional fees and clean-up, the Company recorded a loss on the sale of $5.6 million.

Capital Expenditures

During the third quarter, capital expenditures totaled $3.5 million. This included $2.3 million spent on oil directed drilling and recompletions, $330,000 on vehicle and equipment replacement, $592,000 on compressor optimization, IT and other maintenance projects and $261,000 on KPC.

Year to date capital expenditures totaled $12.7 million. This included $6.4 million spent on oil directed drilling and recompletions, $2.0 million on vehicle and equipment replacement, $1.2 million to connect two sections of the gathering system, $2.4 million to complete facility, compressor optimization, IT and other projects, $638,000 on KPC and $119,000 to extend leases.

Management Comment

Terry W. Carter, PostRock’s President and Chief Executive Officer, said, “With natural gas prices at levels unprofitable for new development, we are focused on oil projects on our existing leasehold, retiring debt and reducing our cost structure. During the quarter, we took the next step in our efforts to reduce costs by restructuring our Oklahoma City office and eliminating approximately 14% of our G&A staff. Combined with the reductions associated with the sale of KPC, our G&A staff is now 24% lower than it was in June. These changes, along with a continued focus on eliminating unnecessary spending, are expected to save approximately $3 million in annual G&A costs going forward. Additionally, the completion of the sale of KPC in September coupled with the $12 million investment by White Deer in August enabled us to further reduce debt by $64.5 million during the quarter. Our recent hedge transaction helped reduce debt another $16.5 million subsequent to quarter end. All of our efforts to reduce costs and debt while developing oil on our existing leasehold have strengthened our balance sheet and improved our outlook. During the fourth quarter our focus will be on refinancing our current credit facility and continuing to develop our oil projects.”

“Since February 2012, we have performed 75 Cherokee Basin recompletions targeting behind-pipe oil potential. Of these, 50 have been producing long enough to determine their results. Peak production rates from successful recompletions have averaged 7 gross Bbls of oil per day. Recompletion projects currently have a 50% success rate at finding new oil production. The cash cost of a successful recompletion is approximately $67,000, including a new tank battery, and the cash cost of an unsuccessful recompletion is $22,000. Assuming current prices, capital costs and success rate, early results indicate our recompletion program should yield a rate of return greater than 45%. For the remainder of 2012, we plan to complete 27 oil recompletions and 16 new oil wells at a total cost of approximately $3 million.”

Webcast and Conference Call

PostRock will host its quarterly webcast and conference call tomorrow, Thursday, November 8, 2012, at 10:00 a.m. Central Time. The live webcast will be accessible on the ‘Investors’ page at www.pstr.com, where it will also be available for replay. The conference call number for participation is (866) 516-1003.

PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates minor oil producing properties in Oklahoma and oil and gas producing properties in the Appalachian Basin.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by PostRock. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company’s filings with the SEC may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Company Contact:

North Whipple

Director, Finance & Investor Relations

nwhipple@pstr.com

(405) 702-7423

Reconciliation of Non-GAAP Financial Measures

The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, as defined, for the periods presented.

	Three Months Ended September 30,
	2011	2012
	(in thousands)
Net income (loss) from continuing operations	$6,938	$(19,930)
Adjusted for:
Income taxes	—	—
Interest expense, net	2,485	2,615
Depreciation, depletion, and amortization	5,874	7,321

EBITDA	$15,297	$(9,994)

Other income, net	(23)	(62)
Loss on equity investment	859	2,111
Unrealized (gain) loss from derivative financial instruments	(4,689)	6,523
Impairment of oil and gas properties	—	4,309
Gain on forgiveness of debt	—	—
(Gain) loss on disposal of assets	(32)	64
Litigation reserve	1,981	—
Office Closure Costs	757	—
Stock-based compensation	(157)	463

Adjusted EBITDA	$13,993	$3,414

Although adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, management considers it an important measure of performance. Adjusted EBITDA is not a substitute for the GAAP measures of earnings or cash flow and is not necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion and amortization, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of its limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

POSTROCK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2011	2012
Revenue
Natural gas sales	$18,889	$10,819
Crude oil sales	1,654	2,232
Gathering	1,383	646

Total	21,926	13,697
Costs and expenses
Production expense	11,845	9,917
General and administrative	3,952	3,495
Litigation reserve	1,981	—
Depreciation, depletion and amortization	5,874	7,321
Impairment of oil and gas properties	—	4,309
Loss (gain) on disposal of assets	(32)	64

Total	23,620	25,106

Operating loss	(1,694)	(11,409)
Other income (expense)
Realized gain from derivative financial instruments	7,264	2,666
Unrealized gain (loss) from derivative financial instruments	4,689	(6,523)
Loss on equity investment	(859)	(2,111)
Other income, net	23	62
Interest expense, net	(2,485)	(2,615)

Total	8,632	(8,521)

Income (loss) from continuing operations before income taxes	6,938	(19,930)
Income taxes	—	—

Net income (loss) from continuing operations	6,938	(19,930)
Discontinued operations	69	(5,244)

Net income (loss)	7,007	(25,174)
Preferred stock dividends	(1,973)	(2,341)
Accretion of redeemable preferred stock	(406)	(568)

Net income (loss) available to common stock	$4,628	$(28,083)

Income (loss) per common share
Basic income (loss) per share - continuing ops	$0.51	$(1.58)
Basic income (loss) per share - discontinued ops	—	(0.36)

Basic income (loss) per share	$0.51	$(1.94)

Diluted income (loss) per share - continuing ops	$0.28	$(1.58)
Diluted income (loss) per share - discontinued ops	0.01	(0.36)

Diluted income (loss) per share	$0.29	$(1.94)

Weighted average common shares outstanding
Basic	9,009	14,477

Diluted	16,009	14,477

POSTROCK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2011	September 30, 2012
ASSETS
Current assets
Cash and equivalents	$349	$162
Accounts receivable - trade, net	7,785	5,474
Other receivables	1,164	212
Inventory	1,681	1,374
Other	7,455	3,713
Derivative financial instruments	42,803	34,484
Assets of discontinued operations	1,585	—

Total	62,822	45,419
Oil and gas properties, full cost, net	124,068	110,774
Other property and equipment, net	14,465	14,900
Equity investment	12,994	8,416
Other, net	2,812	512
Derivative financial instruments	29,516	8,585
Assets of discontinued operations	60,034	—

Total assets	$306,711	$188,606

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities
Accounts payable	$5,723	$2,717
Revenue payable	4,972	3,915
Accrued expenses and other	8,327	7,883
Litigation reserve	3,081	4,484
Current portion of long-term debt	3,000	102,855
Derivative financial instruments	5,223	4,440
Liabilities of discontinued operations	936	—

Total	31,262	126,294
Derivative financial instruments	4,611	1,980
Long-term debt	190,000	—
Asset retirement obligations	10,087	10,665
Other	4,559	301
Liabilities of discontinued operations	1,646	—

Total liabilities	242,165	139,240
Commitments and contingencies
Series A cumulative redeemable preferred stock	56,736	66,613
Stockholders’ equity
Preferred stock	2	2
Common stock	99	156
Additional paid-in capital	378,093	389,314
Accumulated deficit	(370,384)	(406,719)

Total equity (deficit)	7,810	(17,247)

Total liabilities and equity (deficit)	$306,711	$188,606

POSTROCK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2011	2012
Cash flows from operating activities
Net income (loss)	$10,677	$(36,335)
Adjustments to reconcile net income (loss) to net cash from operations
Depreciation, depletion and amortization	20,482	22,960
Stock-based compensation	1,184	1,554
Impairment of oil and gas properties	—	4,309
Amortization of deferred loan costs	1,278	1,208
Change in fair value of derivative financial instruments	6,471	25,836
Litigation reserve	6,031	—
Loss (gain) on disposal of assets	(12,385)	5,811
Gain on forgiveness of debt	(1,647)	(255)
Loss from equity investment	859	4,578
Other non-cash changes	562	389
Change in assets and liabilities
Receivables	1,494	3,253
Payables	(2,806)	(8,803)
Other	(2,725)	4,927

Net cash flows from operating activities	29,475	29,432

Cash flows from investing activities
Restricted cash	28	—
Proceeds from sale of equity securities	1,634	—
Equity investment	(6,864)	—
Proceeds from sale of assets	10,706	53,201
Equipment, development, leasehold and pipeline	(23,398)	(12,276)

Net cash flows from (used in) investing activities	(17,894)	40,925

Cash flows from financing activities
Proceeds from issuance of preferred stock and warrants	—	6,000
Proceeds from debt	3,000	—
Repayments of debt	(15,319)	(90,145)
Proceeds from issuance of common stock	—	13,682
Proceeds from stock option exercise	66	—
Equity issuance costs	—	(81)

Net cash flows used in financing activities	(12,253)	(70,544)

Net decrease in cash	(672)	(187)
Cash and equivalents - beginning of period	730	349

Cash and equivalents - end of period	$58	$162